EXHIBIT 5.1

October 5, 2015

Enbridge Energy Partners, L.P.

1100 Louisiana Street, Suite 3300

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering by the Partnership of $500,000,000 aggregate principal amount of the Partnership’s 4.375% Notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of the Partnership’s 5.875% Notes due 2025 (the “2025 Notes”) and $600,000,000 aggregate principal amount of the Partnership’s 7.375% Notes due 2045 (the “2045 Notes” and, together with the 2020 Notes and the 2025 Notes, the “Notes”). The 2020 Notes are to be issued pursuant to an Indenture dated May 27, 2003, as amended by the Thirteenth Supplemental Indenture (as so amended and supplemented, the “2020 Notes Indenture”), the 2025 Notes are to be issued pursuant to an Indenture dated May 27, 2003, as amended by the Fourteenth Supplemental Indenture (as so amended and supplemented, the “2025 Notes Indenture”), and the 2045 Notes are to be issued pursuant to an Indenture dated May 27, 2003, as amended by the Fifteenth Supplemental Indenture (as so amended and supplemented, the “2045 Notes Indenture” and, together with the 2020 Notes Indenture and the 2025 Notes Indenture, collectively referred to as the “Indenture”) between the Partnership and U.S. Bank National Association, successor to SunTrust Bank, as trustee, which establishes the forms and terms of the Notes pursuant to the Indenture. We refer to the registration statement on Form S-3 (Registration No. 333-202292) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Partnership on February 25, 2015, including the base prospectus contained therein, and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on October 5, 2015 relating to the offering of the Notes.

As counsel to the Partnership, we have examined originals or copies of such corporate records of the Partnership, certificates and other communications of public officials, certificates of officers of the Partnership and such other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership. Without limiting the foregoing, we have examined the Underwriting Agreement, dated October 1, 2015, among the Partnership and Deutsche Bank Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC and the other underwriters named therein, as Underwriters (the “Underwriting Agreement”).

Enbridge Energy Partners, L.P.

October 5, 2015

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that the Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will, under the laws of the State of New York, constitute legal and binding obligations of the Partnership. We express no opinion as to the binding effect or enforceability of any provisions exculpating a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

The opinions expressed herein are limited exclusively to the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated on or about the date hereof and to the references to us under “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP